UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KEATING CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	26-2582882
(State of incorporation or organization)	(I.R.S. Employer I.D. No.)

5251 DTC Parkway, Suite 1100
Greenwood Village, CO 80111
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.         ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Keating Capital, Inc. (the “Registrant”) is filing this Form 8-A in connection with the listing of its common stock, par value of $0.001 per share (“Common Stock”) on The NASDAQ Stock Market LLC under the symbol “KIPO.”  This registration will become effective upon receipt by the U.S. Securities and Exchange Commission (“SEC”) of a certification of the Registrant’s listing from The NASDAQ Stock Market LLC.

Item 1. Description of Registrant’s Securities to be Registered.

The Registrant’s authorized stock consists of 200,000,000 shares of stock, par value $0.001 per share, all of which is designated as Common Stock. Under the terms of the Registrant’s amended and restated charter, the Registrant’s Board of Directors, with approval from a majority of the independent directors, is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board of Directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, distribution rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The Registrant has no present intention to issue shares of preferred stock.

No Common Stock has been authorized for issuance under any equity compensation plans. Under Maryland law, the Registrant’s stockholders generally will not be personally liable for the Registrant’s debts or obligations.

Set forth below is a chart describing the classes of the Registrant’s securities outstanding as of November 30, 2011:

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by the Registrant or for Its Account	Amount Outstanding Exclusive of Amount Under Column (3)
Common Stock	200,000,000	—	9,283,604

Under the terms of the Registrant’s amended and restated charter, all shares of Common Stock will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of Common Stock if, as and when authorized by the Registrant’s Board of Directors and declared by the Registrant out of funds legally available therefor. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified stock, shares of Common Stock will have no preemptive, exchange, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. Any prospective purchaser of Common Stock or assignee will retain the same rights and privileges as the original holder. In the event of Registrant’s liquidation, dissolution or winding up, each share of Common Stock would be entitled to share ratably in all of the Registrant’s assets that are legally available for distribution after the Registrant pays all debts and other liabilities and subject to any preferential rights of holders of the Registrant’s preferred stock, if any preferred stock is outstanding at such time.

Each share of Common Stock will be entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified stock, the holders of Common Stock will possess exclusive voting power. There will be no cumulative voting in the election of directors.

Please refer to the Registration Statement on Form N-2 filed by the Registrant with the SEC, as amended (File No. 333-157217) for more information with respect to the Common Stock.

Item 2. Exhibits.

The following exhibits to this Registration Statement on Form 8-A are incorporated by reference from the documents specified which have been filed with the Securities and Exchange Commission.

Exhibit Number	Description
1.
Amended and Restated Articles of Incorporation of Registrant (incorporated herein by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-157217), filed on April 21, 2010).

2.
Articles of Amendment to Amended and Restated Articles of Incorporation of Registrant (incorporated herein by reference to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-157217), filed on May 27, 2010).

3.	Amended and Restated Bylaws of Registrant (incorporated herein by reference to the Registrant’s Current Report on Form 8-K (File No. 814-00778), filed on April 23, 2009).

4.	Amendment to Bylaws of Registrant dated August 5, 2010 (incorporated herein by reference to the Registrant’s Current Report on Form 8-K (File No. 814-00778), filed on August 9, 2010).

5.	Amendment to Bylaws of Registrant dated October 22, 2010 (Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 814-00778), filed on October 26, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KEATING CAPITAL, INC.

Date: November 30, 2011	By:	/s/ Timothy J. Keating
Timothy J. Keating President and Chief Executive Officer